UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 21, 2006

AFFINITY GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	333-113982	13-3377709
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer
Identification No.)

2575 Vista Del Mar Drive

Ventura, CA 93001

(Address of principal executive offices)

(Zip Code)

(805) 667-4100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Mr. Andris A. Baltins and Dr. George S. Pransky were appointed as Directors of Affinity Group, Inc. (the “Company”) effective February 21, 2006.   The number of members constituting members of the Board of Directors of the Company was reduced from ten to six effective February 22, 2006.  As a result of the reduction in Board seats, Mr. Mark J. Boggess, Mr. George S. Parker, Mr. John A. Ehlert and Mr. Wayne A. Boysen were not re-elected as Directors of the Company effective February 22, 2006.

Mr. Baltins has been a member of the law firm of Kaplan, Strangis and Kaplan, P.A. since 1979.  Mr. Baltins is a member of the board of Polaris Industries, Inc., a manufacturer of snowmobiles, all-terrain vehicles, motorcycles and related products, and serves as the Chair of its Corporate Governance and Nominating Committee and is also a member of its Compensation Committee.  He also serves as a director of various private and non-profit corporations.  Mr. Baltins’ law firm provides legal services to the Company and its subsidiaries.

Dr. Pransky has been in private practice as co-director of Pransky and Associates in La Conner, Washington since 1988.  He is a frequent consultant for government and private agencies and has been a contract faculty member for a number of educational institutions, including the University of Washington, the University of Oregon and Antioch College.  Dr. Pransky has trained management groups in team building, stress elimination and leadership development for twenty-five years.  He also serves as a director of Adams Outdoor Advertising, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AFFINITY GROUP, INC.
(Registrant)

Date: February 24, 2006	By:	/s/ Thomas F. Wolfe
Thomas F. Wolfe
Senior Vice President and
Chief Financial Officer